EXHIBIT 16

KPMG LLP Chartered Accountants 2000 McGill College Avenue Suite 1900 Montreal (Quebec) H3A 3H8	Telephone (514) 840-2100 Telefax (514) 840-2187 www.kpmg.ca

Securities and Exchange Commission
450 5th Street, N.W.
Washington D.C. 20549

February 21, 2003

Reference File #: 000-49690

Dear Sirs:

We were previously the principal accountants for McKenzie Bay International Ltd. and we reported on the consolidated balance sheet of McKenzie Bay International Ltd. as of September 30, 2002 and the consolidated statement of changes in stockholders' equity, loss and cash flows for the year then ended. On February 17, 2003, we have resigned as independent accountants. We have read McKenzie Bay International Ltd.'s statements included under item 4 of its Form 8-K dated February 21, 2003 and we agree with such statements.

Yours very truly,

KPMG LLP

KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is a member firm of KPMG International, a Swiss association.